EXHIBIT 10.1




                               CONTRACT OF SALE


THIS CONTRACT OF SALE is made and entered into as of the ____ day of August, 1998, by and between CENTURY PENSION INCOME FUND XXIV, a California limited partnership ("Seller") and E&A NORTHEAST LIMITED PARTNERSHIP, a Delaware limited partnership ("Purchaser").

                                  ARTICLE I
                              PURCHASE AND SALE

     1.01. DEFINITIONS. As used herein the following terms shall have the following meanings:

          (a) Butler Square Property - The land and improvements located in Mauldin, SC, and being more particularly described on the attached EXHIBIT "A", together with all leases, fixtures, chattels, and articles of personal property, if any, placed upon or attached to or used in connection with the operation of the shopping center and owned by Seller.

          (b) Kenilworth Commons Property - The land and improvements located in Charlotte, NC, and being more particularly described on the attached EXHIBIT "B", together with all leases, fixtures, chattels, and articles of personal property, if any, placed upon or attached to or used in connection with the operation of the shopping center and owned by Seller.

          (c) Plantation Pointe Property - The land and improvements located in Smyrna, GA, and being more particularly described on the attached EXHIBIT "C", together with all leases, fixtures, chattels, and articles of personal property, if any, placed upon or attached to or used in connection with the operation of the shopping center and owned by Seller.

          (d) Property - Collectively the Butler Square Property, the Kenilworth Commons Property, and the Plantation Pointe Property.

          (e) Purchase Price - Seventeen Million Five Hundred Forty-Seven Thousand Two Hundred Dollars ($17,547,200.00).

          (f) Earnest Money - Fifty Thousand Dollars ($50,000.00) together with any interest earned thereon.

          (g)  Escrow Agent - Commonwealth Land  Title Insurance Company.

          (h)  Inspection Period  - The period ending on August 30, 1998.

          (h)  Closing Date - August 31, 1998.

                                  ARTICLE II
                              PURCHASE AND SALE

     2.01. Seller agrees to sell and Purchaser agrees to buy the Property for the Purchase Price subject to the terms and conditions hereof.

                                 ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     3.01. Seller hereby represents and warrants to Purchaser except as set forth to the contrary herein or on any exhibit hereto, which representations and warranties shall be deemed made by Seller to Purchaser also as of the Closing Date as follows:

          (a) At the Closing, Seller will have and will convey to Purchaser good, indefeasible and marketable fee simple title to the Property, free and clear of all mortgages, liens, encumbrances, restrictions, rights-of-way, easements, judgments and other matters affecting title, except the following matters (hereafter called the "Permitted Exceptions"): (i) zoning ordinances affecting Property; (ii) general utility easements of record; (iii) subdivision restrictions of record; (iv) current city, state and county ad valorem property and sanitary taxes not yet due and payable; and (v) leases, other easements, restrictions and encumbrances specified in this Contract which Purchaser shall either approve during the Inspection Period as Permitted Title Exceptions or in the event disapproved exercise the rights provided under Section 7.01 and terminate the Contract. Seller shall not take any action which will adversely affect title to the Property.

          (b) EXHIBIT "D" (the "Lease Exhibit") attached hereto is a complete and correct rent roll which lists of all leases, tenancies, and other rights of occupancy or use for any portion of the Property in effect on the date of this Contract (herein collectively referred to as the "Tenant Leases"). There are no other leases, tenancies, or other rights of occupancy affecting the Property as of the date of this Contract. To Seller's knowledge, the rentals and other charges therein set forth in the Lease Exhibit are the actual rentals and other charges presently being collected by Seller or its agents, and none of the rents or other amounts payable hereunder have been or shall be assigned, pledged or encumbered other than to the holder of the mortgages as collateral security therefor, and no rents have been prepaid for more than one month in advance. (Notwithstanding anything herein to the contrary, Seller's representations regarding rental, charge and security deposit information set forth in the Lease Exhibit shall be deemed to be replaced and superseded by the information contained in any estoppel letter delivered by a tenant pursuant to this Contract provided that Purchaser shall not be obligated to close if the Estoppel Letter varies in any material respect from the Lease Exhibit). Except as set forth in the Lease Exhibit to Seller's knowledge, all Tenant Leases are in full force and effect, and there are no declared defaults under any Tenant Lease and Seller agrees to notify Purchaser of any defaults declared under any Tenant Leases after the date hereof. Except as set forth in the Lease Exhibit, no brokerage commission is due and unpaid in connection with any Tenant Lease or renewal thereof and all such commissions and fees, including those shown on the Lease Exhibit, shall be paid, cashed out and discharged in full by Seller at or prior to Closing. Except as set forth in the applicable Tenant Lease, no tenant has been granted any rent-free occupancy or is entitled to any future rental concessions, credits or reimbursements. All decorating, installation, alteration or repair work which Seller may be obligated to perform for any tenant under its Tenant Lease has been performed or will be performed prior to the Closing Date at the expense of Seller. Seller has paid or will pay prior to the Closing Date the cost and expense of all tenant improvements and allowances required by the Tenant Leases.

          No new leases shall be entered into between now and the Closing without Purchaser's prior consent, which shall not be unreasonably withheld or delayed.

          (c) There are no maintenance, management or other contracts or agreements affecting the Property except those which may be terminated on thirty
(30) days' notice or less, and Seller shall disclose and provide copies of all contracts or agreements affecting the Property to Purchaser during the Inspection Period. Between the date hereof and Closing, Seller shall not enter into any maintenance, management or other contracts which are not terminable on thirty (30) days' notice, and Seller shall disclose any such contract(s) to Purchaser.

          (d) The improvements on the Property are to be conveyed in an "As Is" condition without warranty by Seller as to their condition.

          (e) No tenant or other occupant under any of the Tenant Leases and no other person, firm, corporation or other entity has any right or option to acquire the Property or any portion thereof or to require expansion of any of the leased premises except as set forth in the applicable Tenant Lease.

          (f) Seller has received no written notice that any zoning, building, environmental or other law, ordinance, code, order or regulation is or will be violated by the continued maintenance, operation or use as a shopping center of any buildings, improvements or structures presently erected on the Property or by the continued maintenance, operation or use of parking areas.

          (g) Subject to Article VI, Seller shall deliver the Property at Closing in substantially the same condition or better than existed at the end of the Inspection Period, normal wear and tear excepted.

          (h) Seller is not now a party to any litigation affecting Seller's right to sell the Property and, to Seller's best knowledge, no such litigation has been threatened. There is no litigation or proceeding pending, nor to the best of Seller's knowledge threatened, which could affect the Property or the use thereof or Purchaser upon or after the Closing.

          (i) Prior to the Closing, Seller (i) will give to Purchaser, its attorneys, accountants, engineers and other representatives, upon prior notice during normal business hours and as often as may be reasonably requested, full access to any and all parts of the Property and to all books, records, tenant leases and files in Seller's possession relating to the Property, and (ii) will furnish to Purchaser all information in Seller's possession concerning the Property which Purchaser, its attorneys, accountants, engineers or other representatives shall reasonably request.

          (j) To the best knowledge and belief of Seller, there is no pending or threatened condemnation or similar proceeding or assessment affecting the Property, or any part thereof nor is any such proceeding or assessment contemplated or threatened by any governmental authority except for the proposed road project affecting the Plantation Pointe Property as described in EXHIBIT "E".

          (k) The various items of Personal Property included with this sale, if any, are (or at Closing will be) owned by Seller free and clear of all liens.

          (l) Seller has received no written notice of any default or breach under any of the covenants, conditions, restrictions, rights-of-way or easements affecting the Property or any portion thereof which are to be performed or complied with by the owner of the Property and which are material to the Contract.

          (m) To the best of Seller's knowledge, no portion of the Property is affected by any special assessments, whether or not a lien thereon, and no such assessment has been proposed to Seller's knowledge. There is no proceeding pending for the reduction of the assessed valuation of any portion of the Property, and no such proceeding will be instituted by Seller prior to the Closing without the prior written consent of Purchaser.

          (n) There is no agreement requiring Seller to make any contribution, in the form of dues or otherwise, to a merchants' or tenants' association or similar organization, or to any tenant, licensee or other occupancy of any portion of the Property for advertising or promotion of the Property.

          (o) Seller has received no written notice from any governmental agency having jurisdiction and, to the best of Seller's knowledge, the Property is free from the presence and/or harmful effects of any asbestos, toxic, or hazardous substances as defined by applicable federal, state, or local laws.

          (p) As used in this agreement, the words "to Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of the employees and officers of the general partner of Seller who are directly responsible for the ownership, operation and sale of the Property without such persons having any obligation to make any independent inquiry or investigation whatsoever. Nothing in this agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the shareholders, directors, officers, employees, or agents of the general partner of Seller.

          The representations and warranties of Seller contained in this agreement will survive the Closing for a period of one (1) year after the Closing Date; and any claim based upon any alleged breach thereof must be alleged (in writing) within such one (1) year period. Failure to give notice on any alleged breach within the time period specified herein shall constitute a waiver of any such claim. In addition, and notwithstanding any other provision of this agreement, if Purchaser has actual knowledge of any misrepresentation or breach of Seller on or prior to the Closing Date and nevertheless proceeds to close on the Closing Date, then Purchaser shall be deemed to waive, and hereby waives, any such misrepresentation or breach.

          (q) Purchaser represents and warrants and agrees that (i) except as, and solely to the extent, specifically set forth in this agreement, neither Seller nor any of the employees, agents, or attorneys of Seller make any verbal or written representations, warranties, promises, or guaranties whatsoever to Purchaser, whether express or implied, of any sort or nature relating to the condition (physical, financial, or otherwise) or operation of the Property, the access, fitness for any specific use, merchantability, habitability, or the lie and topography, of all or any portion of the Property, the existence, location, or availability of utility lines for water, sewer, drainage, electricity, or any other utility, the income-producing potential of the Property, the competition or market of the Property or the actual or projected revenue and expenses of the Property, the laws, regulations and rules applicable to the Property or the compliance (or non-compliance) of the Property therewith, any environmental laws, regulations and rules (or other laws relative to hazardous materials) applicable to the Property or the compliance (or non-compliance) of the Property therewith, the quantity, quality or condition of the articles of personal property included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other use or occupancy of the Property or any part thereof or any other matter or thing affecting or relating to the Property or the transactions contemplated hereby, and Purchaser has not relied upon any such representations, warranties, promises, or guarantees or upon any statements made in any informational brochure with respect to the Property, and (ii) upon the expiration of the Inspection Period and provided Purchaser does not elect to terminate this agreement as provided for herein, Purchaser will have examined the Property, and based upon such examination, will be familiar with the physical condition thereof, and will have conducted such investigations of the financial affairs and management of the Property as Purchaser considered appropriate, and elected to proceed with the transaction having made and relied solely on Purchaser's own independent investigation, inspection, analysis, appraisal, examination, and evaluation of the facts and circumstances except as, and solely to the extent, specifically set forth in this agreement.

          Except as specifically provided for in this agreement, Purchaser agrees to accept the Property "as is" in its present condition, subject to reasonable use, wear, tear, and natural deterioration of the Property between the date of this agreement and the Closing Date.

                                  ARTICLE IV
                    CONDITIONS TO PURCHASER'S OBLIGATIONS

     4.01. The obligation of Purchaser hereunder to purchase the Property from Seller is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part by Purchaser at or prior to the Closing):

          (a) Seller, at Seller's sole cost and expense, shall cause Commonwealth Land Title Insurance Company to issue and deliver to Purchaser a preliminary title report and commitment for an extended-coverage owner's policy in the amount of the Purchase Price (the "Title Report") accompanied by copies of all recorded documents relating to liens, easements, rights-of-way, etc., affecting the Property. Purchaser shall give Seller written notice on or before the expiration of the Inspection Period of any objections to Seller's title as disclosed therein, provided Seller shall satisfy any liens securing monetary obligations by parties claiming by, through, or under Seller whether or not Purchaser gives notice of objection thereto. If there are liens or encumbrances which Purchaser identified to Seller in a written notice delivered on or before the expiration of the Inspection Period (other than the Permitted Exceptions) and which have not been satisfied or removed at or prior to Closing, Purchaser shall have the option of terminating this Contract, in which event it shall thereupon become null and void for all purposes, and the Earnest Money shall be forthwith returned by Escrow Agent to Purchaser; otherwise, said condition shall be deemed to be acceptable, and any objection thereto shall be deemed to have been waived for all purposes. Seller shall not enter into any easements or other agreement after the end of the Inspection Period that constitute an encumbrance on the title to the Property without the consent of the Purchaser, which consent shall not be unreasonably conditioned, withheld or delayed, and Seller agrees to give Purchaser notice of any easements or other agreements entered into between the date hereof and the end of the Inspection Period.

          (b) Seller, at Purchaser's sole cost and expense, shall provide a current as-built survey of the Property, prepared by a land surveyor licensed in the state in which the Property is located. The survey shall be staked on the ground, and the plat shall show the location of all improvements, highways, streets, roads, railroads, rivers, creeks or other water courses, fences, easements and rights-of-way on or adjacent to the Property, if any, and shall contain the surveyor's certification that there are no encroachments on the Property or onto adjacent lands from the Property and shall set forth the number of acres comprising the Property, and the number of parking spaces. The various parcels or tracts comprising the Property shall be contiguous. The plat shall contain a certificate of the surveyor that the Property is not in a flood hazard area, a flood zone, flood plain or a floodway, or shall locate same thereon.
All easements shall be located on the plat and referenced by recording data.
The form of surveyor's certificate to be set forth on the survey is attached hereto as EXHIBIT "F".

          Purchaser will have until the expiration of the Inspection Period to review and approve same. If the survey discloses (i) any encroachments, (ii) any problems with access, ingress or egress, (iii) any variations in boundary lines, (iv) the non-contiguity of any parcels of land comprising the Property or
(v) any easements, rights-of-way or other interests in the Property, which are other than the Permitted Exceptions and which adversely affects the Property, then Purchaser shall give Seller written notice of such fact no later than the expiration of the Inspection Period. Seller may, if it so chooses, promptly undertake to eliminate or modify all such unacceptable portions to the reasonable satisfaction of Purchaser. If Seller chooses not or is unable to do so within ten (10) days after receipt of written notice, Purchaser may terminate this Contract, and the Contract shall thereupon be null and void for all purposes, and the Earnest Money shall be forthwith returned by the Escrow Agent to Purchaser. Purchaser's failure to give Seller such written notice shall be deemed to be Purchaser's acceptance of the survey.

          (c) Seller shall use its reasonable efforts to deliver to Purchaser (and Purchaser's lender, if any) at least five (5) business days prior to Closing an estoppel letter ("Estoppel Letter") from (i) Bi-Lo, CVS, Movie Gallery, Ladies Workout Express (Butler Square Property); Harris-Teeter (Kenilworth Commons Property); Winn Dixie, Blockbuster (Plantation Pointe Property) (the "Major Tenants"), all in form reasonably satisfactory to Purchaser or in the form contemplated by or attached to the Tenant Leases for the Major Tenants or the form used by such Major Tenants; and (ii) all of the other Tenants (the "Other Tenants") substantially in the form set forth on the attached EXHIBIT "G" confirming the status of the applicable Lease and any amendments, the amount of rent at the last payment made, the amount of any security deposit, that there have been no prepayments of rent, that the Landlord is not in default under the Lease and the Tenant has no rights to set off, and such other matters as Purchaser may reasonably request. If Seller, through no fault of its own, is unable, after reasonable effort, to obtain the Estoppel Letters, Seller shall not be deemed to have breached this Contract, but Purchaser shall have the option of terminating this Contract and obtaining a refund of all Earnest Money as its sole remedy. Notwithstanding anything herein to the contrary, this condition shall be deemed satisfied if the Estoppel Letters are timely signed and delivered by (i) eighty percent (80%) of all Tenants other than Major Tenants (based on square footage ratios, excluding space occupied by the Major Tenants) and (ii) all Major Tenants and if Seller certifies and warrants the correctness of the Estoppel Letters of the Other Tenants who failed to sign Estoppel Letters.

          (d) Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Contract to be performed, observed and complied with by it prior to or as of the Closing in all material respects.

          (e) All of the representations and warranties of Seller set forth in this Contract shall be true at and as of the Closing in all material respects as though such representations and warranties and the statements contained in this Contract were made at and as of the Closing.

          (f) Seller shall not have made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature or been adjudicated as bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, and no such petition shall have been filed against it.

          (g) All instruments and documents required on Seller's part to effectuate this Contract and the transactions contemplated herein shall have been delivered by Seller in accordance with the terms hereof.

                                  ARTICLE V
                                   CLOSING

     5.01. The consummation of the sale and purchase of the Property pursuant to this Contract (the "Closing") shall occur on (or, at Purchaser's option on reasonable notice to Seller, before) the Closing Date. If the Closing Date falls on a Saturday, Sunday, or legal holiday it shall be extended to the next following business day. The Closing shall take place at the offices of Purchaser or through escrow. At the Closing, Seller shall deliver to Purchaser the following:

          (a) A duly executed limited warranty deed, in recordable form, conveying good and marketable title in fee simple to the Property, free and clear of any and all liens, encumbrances, conditions, easements, assessments and restrictions except the Permitted Exceptions, any other exceptions accepted by Purchaser, and subject to the rights of tenants in possession as Tenants only under the leases.

          (b) An assignment and assumption agreement, duly executed and acknowledged by Seller and Purchaser, in recordable form, assigning to Purchaser all of Seller's right, title and interest in all Tenant Leases and the full amount of any security deposits as of the Closing Date;

          (c) To the extent such exists in Seller's possession, any architectural drawings and renderings, building plans and specifications, and any and all municipal, county, state or local permits or licenses held by Seller in connection with the Property;

          (d) The tenant Estoppel Letters (to be delivered five (5) business days prior to Closing);

          (e) An executed counterpart of each of the Tenant Leases (including all amendments thereto and modifications thereof);

          (f) An assignment or assignments without warranty, duly executed and acknowledged by Seller, assigning to Purchaser any subsisting assignable guaranties and warranties issued in connection with the construction, improvement, alterations and repair of the Property, together with the original of each such guaranty and warranty;

          (g) To the extent such exists in Seller's possession, copies of all pertinent records and files relating to the operation and maintenance of the Property;

          (h) Such affidavits or letters of indemnity as the title insurance company which is to insure the title to the Property shall reasonably require in order to issue, without extra charge, policies of title insurance free of any exceptions for unfiled mechanics', materialmen's or similar liens;

          (i) A certificate of Seller, dated the Closing Date, certifying, as of the Closing Date, the aggregate rents then payable under all of the Tenant Leases then in full force and effect and stating in detail the respects, if any, in which the information set forth in Lease Exhibit has changed or is incorrect as of the Closing Date;

          (j) Notices to tenants, in the form approved by Purchaser, duly executed by Seller and the managing agent of the Property, advising the tenants of the sale to Purchaser and any changes in management;

          (k) An assignment (and assumption) of service contracts without warranty which Purchaser has agreed to accept, permits, licenses, and intangibles including, without limitation, Seller's right and interest in the name of the subject Shopping Center;

          (l) An instrument assigning to Purchaser all rights to funds, if any, then on deposit with any utility company or the holder of the mortgage with a corresponding credit to Seller for the amounts thereof;

          (m)  A quitclaim bill of sale transferring all personal property;

          (n) A FIRPTA affidavit in a form reasonably satisfactory to Purchaser;

          (o) Appropriate resolutions and other evidence reasonably required by Purchaser and the title company to evidence Seller's authority to execute and deliver the deed and other documents contemplated hereby;

          (p) A certification by Seller that all representations and warranties made by Seller in Article III of this Contract are true and correct in all material respects on the Closing Date, which representations and warranties will survive the Closing for a period of twelve (12) months; and

          (q) All other documents reasonably necessary to effectuate the transaction.

          Upon compliance with the above, Purchaser shall pay the Purchase Price by wire transfer via the Federal Reserve System (plus or minus the net adjustments computed hereunder), payable to the order of Seller and/or such other order as Seller shall have directed by written notice to Purchaser. In addition, Purchaser shall execute and deliver counterparts of the instruments contemplated by paragraphs 5.01(b) and (k).

     5.02. The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of midnight of the day preceding the Closing Date:

          (a) Real estate and personal property taxes shall be adjusted between Seller and Purchaser on the basis of the fiscal year to which they are applicable. Tax reimbursements from Tenants shall, within ten (10) days after receipt, be reimbursed to Seller for the period prior to Closing. Purchaser shall make reasonable efforts to promptly collect tax reimbursements from the Tenants. In the event any Tenant fails to pay its share of Real Estate Taxes that, if paid, would result in a reimbursement to Seller, Seller shall have the right to file suit against such Tenants for the amount due to Seller for the period prior to Closing.

          (b)  Water rates and sewer charges or rentals (if not metered).

          (c) Utility charges (including, but not limited to, water rates and sewer charges or rentals if metered) shall not be apportioned, but Seller shall cause all utility meters to be read not more than two (2) days before Closing Date, and Seller agrees to pay promptly after receipt all utility bills and charges accruing up to and including the day preceding the Closing Date. If utility deposits are assigned to Purchaser, Seller shall receive a credit therefor.

          (d) Rents and other fixed charges, including CAM charges, payable under the Tenant Leases for the month of Closing. At the Closing, Seller shall furnish to Purchaser a complete and correct schedule of all rents and other fixed charges which are then due and payable but which have not been paid. All such unpaid rents and other charges for the calendar month in which the Closing occurs and for the calendar month prior to the calendar month in which the Closing occurs shall be, if collected, received by Purchaser as trustee for Seller and shall be remitted by Purchaser to Seller. Purchaser, however, shall have no obligation to Seller to collect any such unpaid rents or other charges, and all rents and other charges collected shall be first applied to current rents and charges due. Percentage rents, if any, shall be equitably prorated upon receipt based upon the number of days during the applicable lease year which Seller owned the Property and the number of days which Purchaser owned the Property. Purchaser shall reasonably cooperate with Seller in its efforts, including litigation, to collect past-due rents and charges for periods prior to Closing, provided that, in Purchaser's reasonable discretion such cooperation shall not jeopardize Purchaser's relationship with tenant(s) and further provided that Purchaser shall not be obligated to incur any third party expenses in connection herewith.

          (e)  Seller and Purchaser agree to reprorate the items described in
(a) through (d) above within sixty (60) days of the end of the calendar year in which the Closing occurs if Seller and Purchaser determine that the proration made at Closing was inaccurate.

     5.03. Seller shall give Purchaser a credit for the aggregate amount of tenant security deposits paid by Tenants under the Tenant Leases and any outstanding free rent concessions.

     5.04. Seller shall pay for its own attorneys' fees, title examination, title insurance premiums, and deed stamps, transfer or other similar taxes or fees for recording based in whole or in part upon the consideration for or value of the Property, and one-half of any escrow fees. Purchaser shall pay for the recording of the deed, survey costs, its own attorneys' fees, and one-half of any escrow fees.

     5.05. If the Seller is a "Foreign Person" (as defined in Section 1445 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder), or if Seller fails to deliver the FIRPTA affidavit hereinbefore mentioned, or if Purchaser has actual knowledge that such affidavit is false, Purchaser shall deduct and withhold from the Purchase Price an amount equal to ten percent (10%) of the Purchase Price as required by the Internal Revenue Code. Purchaser shall remit such amount to the Internal Revenue Service.

     5.06. If applicable state law requires that any of Seller's proceeds be withheld, then same shall be withheld according to law.

                                  ARTICLE VI
               DESTRUCTION OR DAMAGE PRIOR TO THE CLOSING DATE

     6.01. Seller shall bear the risk of all loss, destruction or damage to the Property or any portion thereof from any and all causes whatsoever to and including the Closing Date.

     6.02. If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other cause whatsoever, Seller shall promptly give notice thereof to Purchaser. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:

          (a) If the "cost of repair and restoration" (which term is hereinafter defined) necessitated by such destruction or damage shall be Fifty Thousand Dollars ($50,000.00) or less, the obligations hereunder of the parties shall not be affected by such destruction or damage, and Purchaser shall accept title to the Property in its destroyed or damaged condition provided that at the Closing, Seller shall assign to Purchaser all of Seller's right, title and interest in and to the proceeds of any insurance carried by Seller and payable with respect to such destruction or damage and shall pay to Purchaser the amount of the "deductible" under the policy.

          In the event that the cost of repair and restoration exceeds the amount of such proceeds to be made available for repair or restoration, Purchaser shall have the option, upon five (5) days written notice to Seller, to terminate this Contract and receive a full refund of the Earnest Money. Notwithstanding the foregoing, Seller shall have the option, within three (3) days of receiving such termination notice from Purchaser, to agree to pay (or give Purchaser a credit against the Purchase Price for) the amount by which the cost of repair and restoration exceeds the amount of such proceeds to be made available for repair or restoration, and in which event Purchaser's termination notice shall be deemed withdrawn and this Contract shall continue in full force and effect.

          (b) If the cost of repair and restoration necessitated by such destruction or damage shall exceed Fifty Thousand Dollars ($50,000.00) or if such destruction or damage, even if less than Fifty Thousand Dollars ($50,000.00), results in the termination of a Major Tenant lease, Purchaser shall have the option either (i) to accept title to the Property in its destroyed or damaged condition in accordance with and subject to the provisions of Section 6.02(a)(i) above, or (ii) to cancel this Contract by giving notice to that effect to Seller and to the title company not later than ten (10) days after the cost of repair and restoration is determined (as provided in Section 6.03) or the Closing Date, and upon the giving of such notice by Purchaser, this Contract shall be null and void and the parties shall have no further obligation or liability hereunder except that the Earnest Money shall be returned to Purchaser.

     6.03. As used in Section 6.02, the term "cost of repair and restoration" shall mean that amount which is the average of (a) a bona fide estimate of the actual cost of repair and restoration obtained by Seller within ten (10) days after such destruction or damage from a reputable contractor regularly doing business in or near the area in which the Property is located; and (b) a bona fide estimate of the actual cost of repair and restoration obtained by Purchaser within ten (10) days after such destruction or damage from a reputable contractor regularly doing business in or near the area in which the Property is located.

                                 ARTICLE VII
                              INSPECTION PERIOD

     7.01. During the Inspection Period Purchaser shall be permitted to enter the Property and to inspect and evaluate the Property, to conduct studies thereon, and to interview Tenants. Purchaser shall not conduct any intrusive or overly invasive testing (e.g., Phase II environmental tests) without the prior written consent of Seller. If Purchaser determines for any reason that the Property is not suitable for Purchaser's purposes Purchaser may allow this Contract to terminate. If Purchaser desires to continue this Contract beyond the Inspection Period it shall give written notice of same to Seller by the end of the Inspection Period. During the Inspection Period Seller shall promptly provide Purchaser with information and documentation (to the extent same is reasonably available) requested by Purchaser to facilitate its evaluation of the Property.

          Seller shall in no way be liable or responsible for any activities of Purchaser upon the Property. Should anyone attempt to file a lien against the Property by reason of Purchaser's activities, Purchaser shall have the same canceled and discharged of record within ten (10) days after actual notice thereof. Purchaser hereby indemnifies and agrees to hold Seller harmless from and against any and all liens which may arise as result of Purchaser's activities on the Property and against any and all claims for death or injury to persons or damage to Property arising out of or as a result of Purchaser's going upon the Property pursuant to the provisions of this Section 7.01 or otherwise. This indemnity shall survive the termination of this agreement. Purchaser shall promptly restore the Property to its condition on the date hereof to the extent practicable after all such tests or surveys.

                                 ARTICLE VIII
                                ESCROW DEPOSIT

     8.01. Upon the execution hereof Purchaser shall deposit the Earnest Money with Escrow Agent. The Earnest Money shall be deposited into an FDIC insured interest bearing account, which interest shall accrue for the benefit of Purchaser (but shall be paid to Seller if Purchaser defaults). In the event Purchaser has the right to and elects to terminate this Contract or allows same to terminate as provided herein, Escrow Agent shall refund the Earnest Money upon receipt of notice of such termination. The Escrow Agent shall hold the Earnest Money subject to the conditions set forth on the attached EXHIBIT "H". At closing Escrow Agent shall pay the Earnest Money to Seller to be credited against the Purchase Price. Notwithstanding anything in this Contract to the contrary, if Escrow Agent receives notice of termination from Purchaser, or Purchaser's attorneys, Gottlieb & Smith, P.A., prior to the end of the Inspection Period, Escrow Agent shall be and is hereby directed by Seller to refund the Earnest Money to Purchaser.

                                  ARTICLE IX
                               BREACH BY SELLER

     9.01. In the event Seller shall fail to consummate the sale of the Property for any reason, except Purchaser's default, Purchaser, at its option, may elect either (a) to terminate this agreement whereupon Escrow Agent shall return the Earnest Money to Purchaser and Seller shall pay Purchaser Thirty Thousand Dollars ($30,000.00) under this agreement as agreed-upon liquidated damages and not as a penalty, it being otherwise difficult or impossible to estimate Purchaser's actual damages, and which liquidated damages shall be in lieu of any other damages or the right to specific performance; or (b) be entitled to sue Seller for specific performance of this agreement provided, however, Seller shall not be required to expend in excess of Thirty Thousand Dollars ($30,000.00) under this agreement to correct any matter Seller did not deliberately cause; or (c) only if Purchaser shall not be entitled to specific performance by reason of Seller's conveying or encumbering all or any part of the Property subsequent to the date of this agreement, terminate this agreement by giving written notice of termination to Seller, receive a full and immediate refund of the Earnest Money and all interest earned thereon, and seek damages for breach of this agreement by Seller.

                                  ARTICLE X
                             BREACH BY PURCHASER

    10.01. In the event Purchaser shall fail to consummate the purchase of the Property, the conditions to Purchaser's obligations set forth in Article IV having been satisfied and Purchaser being in default and Seller being ready, willing and able to close and consummated the transactions contemplated hereby in accordance herewith, Seller shall have the right to receive the Earnest Money and accrued interest from Escrow Agent, such sum being agreed upon as liquidated damages for the failure of Purchaser to perform the duties, liabilities and obligations imposed upon it by the terms and provisions of this Contract, and Seller agrees to accept and take said cash payment as total damages and as Seller's sole remedy in such event except for any remedy of Seller pursuant to the indemnities set forth in Sections 7.01 and 11.01. It is agreed that Seller's damage would be difficult to ascertain and the Earnest Money then on deposit with Escrow Agent constitutes a reasonable forecast thereof and is intended not as a penalty but as full liquidated damages.

                                  ARTICLE XI
                           REAL ESTATE COMMISSIONS

    11.01. Seller shall pay a real estate commission to Berkeley Capital Advisors ("Broker") pursuant to separate agreement, which commission shall be due and payable at Closing. Each party represents and warrants to the other that it has not dealt with any other real estate brokers who may claim a fee or commission in connection with the transactions contemplated hereby as a result of such party's acts, and shall indemnify and hold the other harmless against any such claim made by any other broker claiming by, through or under such party. This provision shall survive the Closing.

                                 ARTICLE XII
                                MISCELLANEOUS

    12.01. This Contract may be assigned by Purchaser to an entity in which Purchaser has a controlling interest as a principal, shareholder, officer, partner, or member, provided that Purchaser's assignee shall assume all Purchaser's liabilities, obligations and duties hereunder.

    12.02. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States registered mail, return receipt requested, postage prepaid, (iii) sent by a reputable, national overnight delivery service (e.g., Federal Express, Airborne, etc.), or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the third (3rd) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided in this paragraph or by regular United States mail). However, the time period within which a response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice, request, or other communication by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving a least five (5) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.


          Seller:        Century Pension Income Fund XXIV
                         c/o Insignia Financial Group
                         One Insignia Financial Plaza
                         Greenville, SC 29601
                         Attn: Ken Cobler
                         Telephone: (864) 239-1000
                         Telecopy: (864) 239-2722

          with copy to:  Post & Heymann, LLP
                         100 Jericho Quadrangle, Suite 214
                         Jericho, NY 11753
                         Attn: William Post, Esquire
                         Telephone: (516) 681-3636
                         Telecopy: (516) 433-2777

          Purchaser:     1901 Main Street, Suite 900
                         Columbia, SC 29201
                         Attn: Jodie W. McLean
                         Telephone: (803) 779-4420
                         Telecopy: (803) 254-4983

          with copy to:  Gottlieb & Smith, P.A.
                         1901 Main Street, Suite 600
                         Columbia, SC  29201
                         Attn:  Joel E. Gottlieb, Esquire
                         Telephone: (803) 765-9291
                         Telecopy:  (803) 254-2682

          Escrow Agent:  Commonwealth Land Title Insurance Company
                         525 Market Street, Suite 1560
                         San Francisco, CA 94105
                         Attn:  Linda Rae Paul
                         Telephone: (415) 247-2481
                         Telecopy: (415) 512-0146

    12.03. This Contract shall be construed under and in accordance with the laws of the state in which the Property is located. Time is of the essence with respect to performance of all obligations under this Agreement.

    12.04. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

    12.05. This Contract constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter.


SIGNED, SEALED AND DELIVERED as of the date first above set forth.


                              E&A NORTHEAST LIMITED PARTNERSHIP, a
                              Delaware limited partnership

                              By:  E&A Northeast, Inc., general partner


                                By: /s/Jodie W. McLean    (SEAL)
                                Print Name: Jodie W. McLean
                                Title:  Chief Investment Officer



                              CENTURY PENSION INCOME FUND XXIV, a
                              California limited partnership

                              By:  Fox Partners VI, a California general
                                   partnership, general partner

                                   By:  Fox Capital Management Corporation, a
                                        California corporation, general partner
                                                  (SEAL)


                                     By: /s/ Robert D. Long, Jr.
                                     Print  Name: Robert D. Long, Jr.
                                     Title: Vice President






                                 EXHIBIT "A"

                      Butler Square Property Description




                                 EXHIBIT "B"

                     Kenilworth Commons Property Description




                                 EXHIBIT "C"

                      Plantation Pointe Property Description




                                 EXHIBIT "D"

                                Lease Exhibit




                                 EXHIBIT "E"

                       Description of Proposed Road Project
                            Plantation Pointe Property



                                 EXHIBIT "F"

                          FORM OF SURVEYOR'S CERTIFICATE

                              SURVEYOR'S CERTIFICATE


            [NAME]                                 , a registered land surveyor,
License No.    [NUMBER]   , in and for the State of    [STATE]    and legally
doing business in    [COUNTY]    County, does hereby certify to E&A Northeast
Limited Partnership, Morgan Stanley Mortgage Capital, Inc., First American Title Insurance Company, and their respective successors and assigns:

(1)  the accompanying survey ("Survey")  represents a true and correct survey
     made by me on             [DATE]           , 1998, of the land therein
     particularly described;

(2) the Survey and the information, courses and distances shown thereon are correct;

(3)  the title lines and lines of actual possession are the same;

(4) the land described in the Survey is the same as described in the title insurance commitment described below;

(5) the area of the subject property and the size, location and type of buildings and improvements and any other matters situated on the subject property are as shown and all buildings and improvements are within the boundary lines and applicable set-back lines of the property;

(6) there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of said buildings and improvements;

(7) there are no easements or uses affecting this property appearing from a careful physical inspection of same, other than those shown and depicted on the Survey;

(8) there are no encroachments on the adjoining properties, streets, or alleys by any of said buildings, structures and improvements, other than as shown on the Survey;

(9) there are no party walls or visible encroachments on said described property by streets, alleys or buildings, structures or other improvements situated on the adjoining property, except as shown on the Survey;

(10) all utility services required for the operation of the premises either enter the premises through adjoining public streets, or the Survey shows the point of entry and location of any utilities that pass through or are located on adjoining land;

(11) the Survey shows the location and direction of all visible storm drainage systems for the collection and disposal of all roof and surface drainage;

(12) any discharge into streams, rivers or other conveyance system is shown on the Survey;

(13) the subject property    [DOES OR DOES NOT]   lie within a Special Flood
     Hazard Area ("SFHA")  as defined by the Federal Emergency Management
     Agency; the property lies within Zone(s)        [ONLY ZONES WITH PREFIXES
     OF "A" OR "V" ARE IN SFHAS]    of the Flood Insurance Rate Map identified
     as Community Panel No.    [NUMBER]   , bearing an effective date of
     [DATE]                              ;

(14) the subject property has access to and from a duly dedicated and accepted public street or highway [IF NOT, SO STATE];

(15) [EXCEPT AS SHOWN ON THE SURVEY,] the subject property does not serve any adjoining property for drainage, utilities, or ingress or egress; and

(16) the record description of the subject property forms a mathematically closed figure. [IF NOT, SO STATE.]

The undersigned has received and examined a copy of First American Title
Insurance Company's Commitment No.    [NUMBER]   ; and the location of any
matter shown thereon, to the extent it can be located, has been shown on this Survey with the appropriate recording reference.

[IF THE CERTIFICATE IS ATTACHED TO RATHER THAN TYPED OR OTHERWISE REPRODUCED ON THE FACE OF THE SURVEY, ADD A PARAGRAPH SPECIFICALLY IDENTIFYING THE SURVEY (SUCH AS BY DATE, PROPERTY DESCRIPTION, AND SURVEY NUMBER) TO WHICH THE CERTIFICATE RELATES.]

The parties listed above are entitled to rely on the Survey and this certificate as being true and correct.

This Survey is made in accordance with the 1997 "Minimum Standard Detail Requirements for Land Title Surveys" jointly established and adopted by American Land Title Association ("ALTA") and American Congress on Surveying and Mapping ("ACSM") and meets the requirements of an Urban Survey, as defined in the current accuracy standards jointly adopted by ALTA and ACSM and includes items 1, 2, 3, 4, 6, 7, 8, 9, 10, 11, 13, 14, and 15 of Table A thereof.



                                  [SIGNATURE]
                                  [NAME OF SURVEYOR]
                              Registration No.   [NUMBER]

Date:    [DATE]          , 1998

     [SEAL]





                                   EXHIBIT "G"



                        ESTOPPEL CERTIFICATE AND AGREEMENT


BACKGROUND:

          1. The tenant ("Tenant") identified on Exhibit A attached hereto and by this reference made a part hereof, leases space (the "Premises") identified on Exhibit A hereto, in the improved real property (the "Property") identified on Exhibit A hereto, pursuant to a Lease identified on Exhibit A and by this reference made a part hereof (the lease and any amendments, the "Lease") with the existing landlord identified on Exhibit A (the "Existing Landlord").

          2. Tenant has been advised that the Property, together with the Lease, will be conveyed, either by operation of law through merger or transfer or dissolution or exchange of partnership interests or by deed and assignment, to an entity to be formed by certain beneficial owners of Edens & Avant Properties Limited Partnership (the "Successor Landlord"). The conveyance of the Property to the Successor Landlord and related activities are hereinafter referred to as the "Transaction."

          3. Tenant has been advised that Morgan Stanley Mortgage Capital, Inc. or an affiliated entity ("Lender") proposes to make a loan (the "Loan") to the Successor Landlord which will be secured by a mortgage on the Property.

CERTIFICATE:

          Tenant certifies to and agrees with the Successor Landlord and Lender as follows:

          1. The Lease represents the entire agreement between the Existing Landlord and Tenant and there are no supplements, amendments or modifications of the Lease, except as specifically set forth on Exhibit A. The Lease is in full force and effect, and all conditions to the effectiveness or continuing effectiveness of the Lease have been satisfied. Tenant has unconditionally accepted possession of the Premises pursuant to the Lease, and is presently in occupancy at the Premises, paying rent on the Premises, and conducting its business in the Premises.

          2. The term of the Lease commenced on, and will expire on, the dates set forth on Exhibit A hereto, subject to the extension and/or renewal options (if any) set forth in the Lease.

          3. The annual and monthly base rental currently in effect and payable to Landlord under the Lease are stated on Exhibit A hereto. The last payment of monthly rental was made on the date stipulated on Exhibit A, and any security deposit paid by Tenant is shown on Exhibit A. There is no credit, deduction, abatement, claim, offset or defense with respect to the Tenant's obligation to pay rent or additional rent under the Lease, nor is Tenant entitled to any concession, rebate, allowance or other consideration for work or for free or reduced rent in the future, unless stipulated on Exhibit A.

          4. Tenant has no unexercised right(s) with respect to the renewal, extension or termination of the Lease or expansion of the Premises, except as set forth in the Lease.

          5. Tenant has not made any monthly installment of annual rent or other payment of rental due under the Lease, for more than thirty (30) days in advance of the date hereof.

          6. Tenant represents that it is not in default under the Lease, nor is there any event which has occurred which with the giving of notice or the passage of time or both would constitute a default or result in an event of default under the terms of the Lease nor does there exist any basis at this time for early termination of the Lease by Tenant, unless specifically stated on Exhibit A. Tenant is not engaged in any dispute or disagreement with Landlord.

          7. Tenant has not assigned or sublet, pledged, hypothecated or encumbered its interest in the Lease without the prior written consent of the Existing Landlord, or if such consent has been given, the details of any such assignment, subletting, pledge or hypothecation are described on Exhibit A.

          8. All improvements, alterations, or additions to the Premises and the Property (including without limitation parking areas, sidewalks, access ways and landscaping) required to be made by the Existing Landlord have been completed to the satisfaction of Tenant and in compliance with the Lease except as set forth on Exhibit A. All contributions and allowances required to be made by the Existing Landlord for improvements to the Premises, including any credits or offsets against rent or other charges due under the Lease, have been paid in full to Tenant, except as specified on Exhibit A.

          9. There are no rental, lease or other similar commissions payable by Tenant with respect to the Lease.

          10. There are no actions, whether voluntary or otherwise, pending against Tenant (or any guarantor of Tenant's obligations pursuant to the Lease) under the bankruptcy or insolvency laws of the United States or any state thereof, except as specified on Exhibit A.

          11. To the best of its knowledge, Tenant has not used, stored, released, disposed of or transported at, to or from the Premises any substance classified as hazardous or toxic under applicable federal, state or local laws or regulations except in compliance with such laws or regulations or as specified on Exhibit A.

          12. Tenant has no outstanding right, option or right of first refusal to purchase the Premises or the Property or any part thereof.

          13. From and after the closing of the Transaction, the Successor Landlord shall succeed to the right, title and interest of the Existing Landlord under the Lease and Tenant agrees to attorn to the Successor Landlord as the "landlord" under the Lease.

          14. If improvements or repairs have been made on the Premises by or on behalf of Tenant during the one hundred twenty (120) days immediately preceding this date, there are no outstanding unpaid bills or amounts owed for labor or materials used in making improvements or repairs on said Premises, or for services of architects, surveyors or engineers incurred in connection therewith. Without limiting the foregoing, all costs associated with finishing the space demised by the Lease have been paid in full.

          15. Tenant acknowledges that this Certificate is being delivered to Lender and the Successor Landlord in connection with the proposed consummation of the Transaction and the Loan, and Tenant agrees that the Successor Landlord and Lender, and any party who at any time may have an interest in the Lease or the Loan, may rely upon the truth and accuracy of the representations, statements and certifications and the agreements made in this Certificate.

          16. If Tenant is a corporation, the undersigned is a duly appointed officer of the corporation signing this Certificate and is the incumbent in the office indicated under his/her name. If Tenant is a partnership, limited liability company or other entity, the undersigned is a duly authorized signatory of such entity.

          IN WITNESS WHEREOF, Tenant has executed this Certificate as of the day stated below.



                                 By:
                                 Name:
                                 Title:


                                 Date of Execution:



                                  EXHIBIT "A"



TENANT:

PREMISES:

PROPERTY:

LEASE:

(list lease and all amendments, if any)

EXISTING
LANDLORD:

TERM
COMMENCEMENT:

TERM
EXPIRATION:

ANNUAL
BASE RENTAL:

MONTHLY
BASE RENTAL:

LAST MONTHLY
RENTAL PAYMENT
DATE:

SECURITY DEPOSIT:

OTHER DISCLOSURES TO
ESTOPPEL CERTIFICATE
AND AGREEMENT:
(please cross reference
paragraphs 3,4, 6, 7, 8, 10,
and 11)





                                  EXHIBIT "H"

                               Escrow Conditions

     1. In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, including, without limitation, (i) any action taken or omitted upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this agreement; or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this agreement. Escrow Agent may rely upon any instrument, pursuant to clause (ii) in the preceding sentence, as being duly executed, valid, and effective, and as containing accurate information and genuine signatures.

     2. Notwithstanding anything in this agreement to the contrary, in the event of a dispute between Seller and Purchaser arising prior to or at the time of the delivery or other disposition of the Earnest Money (which term shall be deemed to include any other escrow deposits or holdback payments entrusted to Escrow Agent) by Escrow Agent pursuant hereto, which dispute shall be sufficient, in the sole discretion of Escrow Agent, to justify its doing so, Escrow Agent shall be entitled to tender the Earnest Money into the registry or custody of any court of competent jurisdiction, together with such legal pleadings as it may deem appropriate, and thereupon Escrow Agent shall be discharged from all further duties and liabilities under this agreement. Any such legal action may be brought in such court as Escrow Agent shall determine to have jurisdiction thereof. Escrow Agent's determination of whether a dispute exists between Seller and Purchaser shall be binding and conclusive upon all parties hereto, notwithstanding any contention that no dispute exists. All costs and expenses incurred by Escrow Agent in taking any action pursuant to this paragraph shall be covered by and paid pursuant to the indemnification of Escrow Agent contained in the following paragraph.

     3. Purchaser and Seller shall, and do hereby, jointly and severally indemnify, defend, and hold Escrow Agent harmless from, against, and in respect of: (i ) any and all demands, judgments, expenses, costs, losses, injuries, or claims of any kind whatsoever whether existing on the date hereof or hereafter arising, incurred by Escrow Agent by reason of, from, or in connection with this agreement or any action taken or not taken by Escrow Agent under or in connection with this agreement; and (ii) any and all counsel fees, expenses, disbursements of counsel, amounts of judgments, demands, assessments, costs, fines, or penalties, and amounts paid in compromise or settlement, incurred or sustained by Escrow Agent by reason of, in connection with, or as a result of any claim, demand, action, suit, investigation, or proceeding (or any appeal thereof or relating thereto or other review thereof) incident to the matters covered by the immediately preceding clause (i).

     4. If Escrow Agent shall notify Seller and Purchaser of its desire to be relieved of any further duties and liabilities hereunder, then Escrow Agent shall deliver the Earnest Money to a successor escrow agent designated by Seller and Purchaser. If Seller and Purchaser shall fail to agree upon and designate a successor escrow agent within ten (10) days after having been requested by Escrow Agent to do so, then Escrow Agent shall in its discretion designate the successor escrow agent. The successor escrow agent designated by Seller and Purchaser or by Escrow Agent, as the case may be, shall be a bank or trust company having trust powers in good standing and located in Columbia, South Carolina, and shall agree to be bound by all the terms and conditions of this agreement. Immediately upon agreement by the successor escrow agent to be bound by all the terms and conditions of this agreement, the original Escrow Agent shall be relieved of any and all duties and liabilities under or in connection with this agreement; provided, however, that no successor escrow agent shall assume any liability for the acts or omissions of its predecessor escrow agent(s) hereunder.

     5. The agency created in Escrow Agent hereby is coupled with an interest of Seller and Purchaser and shall be binding upon and enforceable against the respective heirs, successors, legal representatives and assigns of Seller and Purchaser. This escrow shall not be revoked or terminated by reason of the death, incompetency, dissolution, or liquidation of Seller or Purchaser, but shall continue to be binding upon and enforceable against the respective heirs, successors, legal representatives and assigns of Seller and Purchaser in the manner provided herein. In the event of the death, incompetency, dissolution, or liquidation of Seller or Purchaser, Escrow Agent may rely and act upon any notices permitted or required to be given hereunder from any person, firm, partnership, or corporation believed by Escrow Agent in good faith to be the heir, successor, legal representative or assign of such dissolved or liquidated party.

     6. The address for the receipt of notices and other communications by Escrow Agent hereunder is as follows:


               Commonwealth Land Title Insurance Company
               _____________________________
               _____________________________
               _____________________________
               Telecopy:_____________________